Exhibit 10.2

WEBER INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

(For Employees)

This Non-Qualified Stock Option Award Agreement (“Agreement”) is entered into by and between Weber Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of the Non-Qualified Stock Option (the “Options”) granted to the Participant under the Weber Inc. Omnibus Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”	Number of Shares Subject to Options	Per Share Exercise Price	“Vesting Schedule”
Options	[●]	[●]	$[●]	[●]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the Options, with the per Share exercise price and the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

WEBER INC.	PARTICIPANT

By:
	Name: [●]	Name: [●]
Title: [●]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Weber Inc.

1415 S. Roselle Road

Palatine, Illinois 60067

Attn: [●]

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WEBER INC.

WEBER INC. OMNIBUS INCENTIVE PLAN

Terms and Conditions of Option Grant

1.	GRANT OF OPTIONS. The Options have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Affiliates, including the Affiliate employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each Option represents an option to purchase one Share at the per Share exercise price set forth on the first page of this Agreement. The Options are not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended.

2.	VESTING; FORFEITURE. The Options shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through each applicable vesting date. Any unvested portion of the Options shall be immediately forfeited upon the Participant’s Termination of Service for any reason; provided, however, that upon a Participant’s Termination of Service due to his or her death or Disability (as defined below), all of the Options shall be deemed to be vested as of the date of the Termination of Service. The entirety of the Options, whether vested or unvested, shall be immediately forfeited upon the Participant’s (i) Termination of Service due to the Participant’s termination by the Company and its Affiliates for Cause or (ii) breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates (including those set forth in the Restrictive Covenant Agreement). For purposes of this Agreement, “Disability” means that the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months either (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. The determination of whether or not the Participant’s termination is due to “Disability” will be determined by the Committee.

3.	TERM OF OPTIONS. The term of the Options shall expire at close of the principal stock market or exchange on which the Shares are quoted or traded on the tenth (10th) anniversary of the Date of Grant, unless terminated earlier in accordance herewith. In no event may any portion of the Options be exercised after it has expired.

4.	MANNER OF EXERCISE. The Participant may, subject to the limitations in this Agreement and the Plan, exercise all or any portion of the Options that have vested. In order to exercise the Options, the Participant shall deliver to the Company a written notice specifying the number of Shares to be purchased in respect of the Options, accompanied by (i) payment in full of the entire exercise price with respect to such Shares and an amount at least equal to the aggregate minimum taxes which the Company is obligated to withhold and deposit on behalf of the Participant, with respect to such exercise (the “Withholding Obligation”) or (ii) (x) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay in full the exercise price with respect to such Shares and the Withholding Obligation or (y) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay in the full the exercise price with respect to such Shares and the Withholding Obligation. The Committee may, in its sole discretion, permit the Participant to pay all or part of the exercise price or the Withholding Obligation of the Participant by delivering to the Company for cancellation, Shares issued in respect of the exercise of the Options or an unexercised, but then exercisable, portion of the Options to purchase Shares; provided that only whole Shares (or a portion of the Options representing only whole Shares) may be so used for payment of the Withholding Obligation and any portion of the Withholding Obligation which cannot be satisfied with whole Shares (or a portion of the Options representing only whole Shares) must be paid in cash. No portion of the Options may be exercised after they have expired pursuant to Section 3 above or the termination of the Participant’s rights with respect to the Options pursuant to Section 5 below.

5.	EXERCISE IN THE EVENT OF DEATH, DISABILITY OR OTHER TERMINATION OF SERVICE.

(a)	Death or Disability. If the Participant dies while employed by, or providing services to, the Company or a Subsidiary, all or any part of the Options which was exercisable by the Participant immediately prior to his or her death may be exercised by the Participant’s designated Beneficiary, the Participant’s estate or the person to whom such Options are transferred by will or the applicable law of descent and distribution, at any time before the earlier of (i) the twelve (12) month anniversary of the date of death and (ii) the time such Options would otherwise expire. If the Participant’s employment or service is terminated by the Company or a Subsidiary as a consequence of his or her Disability, any Options held by the Participant at the time of such termination may be exercised by the Participant at any time before the earlier of (A) the twelve (12) month anniversary of the date of his or her Termination of Service and (B) the time such Options would otherwise expire. To the extent the Options were not exercisable on the date of the Participant’s death or Termination of Service as a consequence of his or her Disability, such portion of the Options shall terminate.

(b)	For Cause. If the Participant’s employment or service is terminated by the Company for Cause, any portion of the Options held by the Participant shall be immediately cancelled and may not thereafter be exercised, even if exercisable on the date of such Termination of Service.

(c)	Exercise Following Termination of Service. If the Participant incurs a Termination of Service for any reason other than death or Disability or for Cause, the Options held by the Participant at the time of such Termination of Service, to the extent vested at such time, may be exercised at any time before the earlier of (i) the three (3) month anniversary of the date of his or her Termination of Service and (ii) the time such Options would otherwise expire. Except as set forth in this Section 5(c), to the extent the Options were not exercisable on the date of the Participant’s Termination of Service, such portion of the Options shall terminate.

6.	NONTRANSFERABILITY. No portion of the Options may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than (i) to the Company as a result of forfeiture of the Options or (ii) by will or the applicable law of descent and distribution. This provision shall not apply to any Shares received upon exercise of the Options.

7.	TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon exercise of the Options may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Shares, by having the Participant tender Shares or by having the Company or the Employer withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the Options are exercised. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the Options shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.

8.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the Options prior to exercise of the Options.

9.	SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon exercise of the Options and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

10.	COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon exercise of the Options (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

11.	RESTRICTIVE COVENANTS. As a condition precedent to the grant of the Options, the Participant agrees to be subject to the restrictive covenants as set forth in Exhibit A (the “Restrictive Covenant Agreement”).

12.	MISCELLANEOUS.

(a)	No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Options.

(c)	Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Options are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)	Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)	Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Options granted pursuant to this Agreement.

(f)	Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)	Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreement contain all of the understandings between the Company and the Participant concerning the Options granted hereunder and supersede all prior agreements and understandings.

(h)	Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)	Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

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